UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          October 15, 2010

LOTUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District, Beijing 100071 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 15, 2010, Liu Zhongyi, the Chairman and Chief Executive Officer of Lotus Pharmaceuticals, Inc. (the “Company”) received an email from Ian Ashley (the “Resignation Notice”) pursuant to which Dr. Ashley resigned as a member of the Board, effective immediately.  Dr. Ashley delivered his Resignation Notice following his receipt of an email from Dr. Zhongyi pursuant to which Dr. Zhongyi, following consultation with the Board and shareholders, suggested that Dr. Ashley resign from the Board. At the time of his resignation, Dr. Ashley did not serve on any committee of the Board of Directors.

In the Resignation Notice, Dr. Ashley claims, among other things, that the transparency, communication, and operations of the Company are in question. The Company strongly disagrees with the claims made by Dr. Ashley in the Resignation Notice.

Dr. Ashley’s Resignation Notice is being filed with this Current Report as Exhibit 99.1.  The Company has provided Dr. Ashley a copy of this disclosure it is making in response to this Item 5.02 no later than the date of filing of this Current Report with the Securities and Exchange Commission (“SEC”).  The Company will provide Dr. Ashley with the opportunity to furnish the Company as promptly as possible with a letter addressed to the Company stating whether he agrees with the statement made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree.  The Company will file any letter received from Dr. Ashley with the SEC as an exhibit by amendment to this Current Report within two business days after receipt by the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Notice of Resignation by Ian Ashley, dated October 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: October 19, 2010	By:	/s/ Liu Zhongyi
Name: Liu Zhongyi
Title: Chairman and Chief Executive Officer

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